Exhibit 10.5

Cooperative Agreement for Lithium Metal and Lithium Salt Projects

On June 19, 2005, Jianzhong Chemicals Corporation (Hereafter “JIANZHONG”) and Sterling Group Ventures, Inc. (Hereafter “STERLNG”) negotiated about the cooperation for Lithium Metal and Lithium Salt Projects of Jianzhong Lithium and Calcium Corporation of JIANZHONG. The present companies and staff are as follows:

Jianzhong Chemicals Corporation: Jianbo Ding (Vice-general manager), Qi Yang, Dechun Zong, Shaoyu Xiong, Zongkui Qian, Liuan Ren, Dong Yang, Xiaoyong Zhang.

Sterling Group Ventures Inc.: Raoul Tsakok (Chairman)

JIANZHONG made a presentation about Lithium Metal and Lithium Salt Projects to STERLING. STERLING asked some concerned questions. JIANZHONG and STERLING discussed the cooperative pattern and reached the following agreement:

1.
Whereas STERLING is very interested in Lithium Metal and Lithium Salt Projects of JIANZHONG and JIANGZHONG intends to build large lithium metal and lithium salt projects. Both parties agree to joint venture develop Lithium Metal and Lithium Salt Projects. At the same time, STERLING is also interested in Calcium Metal Project and subject to further due diligence.

2.
Through negotiation, JIANZHONG and STERLING agree to set up a joint venture company for lithium metal production with capability of 800 tonnes per year based on the existing production line of 300 tonnes per year capacity and to set up another joint venture company for lithium salt production with capability of 3000 tonnes per year based on the existing production line. Raoul Tsakok of STERLING requests that STERLING should hold more than 50% of the joint venture companies and not control management of the production and operation. JIANZHONG indicates to take into account the request of STERLING.

3.
In order to speed up the process of cooperation, JIANZHONG hopes that Mr. Raoul Tsakok provides the background information of participant company, investment mode and cooperation pattern within 30 days after signing this agreement.

4.	JIANZHONG will provide the related financial analysis of Lithium Metal Project within 30 days after signing this agreement.

5.	There are four copies of this agreement. Each party holds two copies.

6.	Matters other than those provided herewith shall be dealt through further negotiations between the parties.

Jianzhong Chemicals Corporation	Sterling Group Ventures, Inc.

Signed by its representative	Signed by its representative

“Jianbo Ding”	“Raoul Tsakok”

Date: June 19, 2005	Date: June 19, 2005